                  3471 River Hills Drive, Cincinnati, Ohio 45244

INFORMATION

 For Immediate Release
July 19, 2007
Contact: 513.271.3700
 John A. Kraeutler, President
                                                                                                                                                                Melissa A. Lueke, CFO

MERIDIAN BIOSCIENCE REPORTS RECORD OPERATING RESULTS, DECLARES REGULAR
CASH DIVIDEND, REAFFIRMS HIGHER FISCAL 2007 GUIDANCE, AND COMMENTS ON FISCAL
2008 OUTLOOK

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record third quarter and nine-month sales of $29,763,000 and $90,577,000, respectively, an increase of 12% and 14% over the same periods of the prior fiscal year;

•	reported record third quarter and nine-month operating income of $9,473,000 and $26,350,000, respectively, an increase of 37% and 31% over the same periods of the prior fiscal year;

•
reported record NON-GAAP third quarter earnings and diluted earnings per share of $6,379,000 and $0.16, respectively, increases of 31% and 33% over the same periods of the prior fiscal year. (This excludes a tax benefit of $2.4 million, or $0.06 per diluted share, which is discussed below.);

•
reported record NON-GAAP nine-month earnings and diluted earnings per share of $17,824,000 and $0.44, respectively, increases of 32% and 29% over the same periods of the prior fiscal year. (This excludes a tax benefit of $2.4 million, or $0.06 per diluted share, which is discussed below.);

•	declared the regular quarterly cash dividend of $0.11 per share (indicated annual rate of $0.44 per share), 42% higher than the regular quarterly rate of fiscal 2006;

•
reaffirmed its most recent guidance of net sales between $121 million and $124 million and per share-diluted earnings between $0.57 and $0.60 for the fiscal year ending September 30, 2007, excluding the $0.06 tax benefit noted below; and

•	expects continued double-digit sales and earnings growth for fiscal 2008, initial guidance to be provided by mid-August.

FINANCIAL HIGHLIGHTS

In Thousands, Except per Share Data
	Three Months June 30,			Nine Months June 30,
	2007	2006	Change	2007	2006	Change

Net sales	$29,763	$26,583	12%	$90,577	$79,763	14%

Operating income	9,473	6,893	37%	26,350	20,040	31%

Net earnings – U.S. GAAP	8,804	4,862	81%	20,249	13,547	49%

Diluted earnings per share – U.S. GAAP	$0.22	$0.12	83%	$0.50	$0.34	47%

NON-GAAP net earnings and diluted earnings per share excluding tax benefit -

Net earnings	$6,379	$4,862	31%	$17,824	$13,547	32%

Diluted earnings per share	$0.16	$0.12	33%	$0.44	$0.34	29%

Cash and investments	$46,006	$35,728

Working capital	73,395	58,391

Long-term debt obligations	-	1,823

Shareholders’ equity	108,813	92,140

Total assets	125,668	114,836

THIRD QUARTER AND NINE-MONTH RESULTS

Third quarter and nine-month results include the effects of a tax benefit in the amount of $2.4 million, or $0.06 per diluted share, related to an adjustment to tax reserves that was recorded upon expiration of the statute of limitations on certain income tax returns. This specific adjustment to tax reserves is a discrete item that will not recur in the future and should not be thought of as an on-going element of net earnings.

Net sales for the third fiscal quarter ended June 30, 2007, were $29,763,000 as compared to $26,583,000 for the same period of the prior fiscal year, an increase of 12%.  Net earnings for the third quarter of fiscal 2007 were $8,804,000, or $0.22 per diluted share, including the tax benefit noted above.  Excluding this tax benefit, net earnings and diluted earnings per share were $6,379,000 and $0.16, respectively, increases of 31% and 33% over the corresponding periods in fiscal 2006.  Diluted common shares outstanding for the third quarter of fiscal 2007 and 2006 were 40,720,000 and 40,182,000, respectively, an increase of 1% due primarily to stock option exercises.

Net sales for the nine months ended June 30, 2007, were $90,577,000 as compared to $79,763,000 for the same period of the prior fiscal year, an increase of 14%.  Net earnings for the nine months ended June 30, 2007, were $20,249,000, or $0.50 per diluted share, including the tax benefit noted above.  Excluding this tax benefit, net earnings and diluted earnings per share were $17,824,000 and $0.44, respectively, increases of 32% and 29% over the corresponding amounts in fiscal 2006.  Diluted common shares outstanding for the first nine months of fiscal 2007 and 2006 were 40,430,000 and 40,152,000, respectively, an increase of 1% due primarily to conversions of 5% convertible debentures and stock option exercises.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.11 per share for the third quarter ended June 30, 2007.  The record date is July 30, 2007 and the dividend is payable August 6, 2007. The annual indicated cash dividend rate for fiscal 2007 is $0.44 per share, an increase of 42% over the fiscal 2006 rate of $0.31 per share.  Meridian has increased its regular cash dividend rate sixteen times since it established a regular dividend seventeen years ago. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2007 HIGHER GUIDANCE REAFFIRMED

On June 5, 2007, Meridian announced that it increased its initial guidance for fiscal 2007 earnings from a range of $0.55 to $0.58 per diluted share to a new range of $0.57 to $0.60 per diluted share. This earnings guidance excludes the impact of the tax benefit recorded in the third quarter, as this specific adjustment to tax reserves is a discrete item that will not recur in the future and it should not be thought of as an on-going element of net earnings.  The per share estimates assume an increase in average shares outstanding from approximately 40.2 million at fiscal 2006 year-end to 40.5 million at fiscal 2007 year-end. Meridian also increased its net sales guidance for fiscal 2007 on June 5, 2007, from a range of $118 million to $123 million to a new range of $121 million to $124 million. This earnings and sales guidance does not include the effect of any acquisitions the Company might complete during fiscal 2007.

FINANCIAL CONDITION

The Company’s financial condition is sound. At June 30, 2007, current assets were $86,787,000 compared to current liabilities of $13,392,000 thereby producing working capital of $73,395,000 and a current ratio of 6.5.  Cash and investments on hand were $46,006,000. The Company had 100% borrowing capacity under its $22,500,000 commercial bank credit facility. Long-term debt obligations were zero compared to shareholders’ equity of $108,813,000.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience on a U.S. GAAP basis for the interim periods of fiscal 2007 and fiscal 2006.

	Three Months June 30,		Nine Months June 30,

	2007	2006	2007	2006

Net sales	$29,763	$26,583	$90,577	$79,763

Cost of goods sold	10,477	10,228	34,871	31,678

Gross profit	19,286	16,355	55,706	48,085

Operating expenses

Research and development	1,306	1,278	4,339	3,633

Sales and marketing	4,072	3,955	12,331	12,226

General and administrative	4,435	4,229	12,686	12,186

Total operating expenses	9,813	9,462	29,356	28,045

Operating income	9,473	6,893	26,350	20,040

Other income (expense), net	364	416	1,169	807

Income before income taxes	9,837	7,309	27,519	20,847

Income tax provision	1,033	2,447	7,270	7,300

Net earnings	$8,804	$4,862	$20,249	$13,547

Net earnings per basic common share	$0.22	$0.12	$0.51	$0.35

Basic common shares outstanding	39,729	39,145	39,462	39,105

Net earnings per diluted common share	$0.22	$0.12	$0.50	$0.34

Diluted common shares outstanding	40,720	40,182	40,430	40,152

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2007 and fiscal 2006.

	Three Months June 30,		Nine Months June 30,

	2007	2006	2007	2006
Net sales (third-party)

U.S. Diagnostics	$17,065	$15,533	$55,885	$48,539

European Diagnostics	6,279	5,287	17,808	14,841

Life Science	6,419	5,763	16,884	16,383

	$29,763	$26,583	$90,577	$79,763

Operating Income

U.S. Diagnostics	$6,935	$5,240	$20,930	$15,058

European Diagnostics	1,424	1,021	3,516	2,560

Life Science	1,282	686	2,149	2,491

Eliminations	(168)	(54)	(245)	(69)

	$9,473	$6,893	$26,350	$20,040

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, commented, “Strong double-digit organic growth was achieved in each of our three business units.  Our domestic and international sales of diagnostic products moved ahead, propelled by continued market share increases in tests for stomach ulcers and for the toxin-producing strains of Clostridium difficile bacteria.  Meridian’s newest rapid test for detecting the toxin-producing strains of E. coli bacteria, ImmunoCard STAT!® EHEC, has experienced rapid customer acceptance as laboratories have been eager to offer new diagnostic capabilities to their physician customers.  In addition, Meridian Life Science strengthened its performance with growth coming from the manufacture and sale of higher margin viral and antibody proteins.  Our early success in the consolidation of our Life Science sales team, along with the addition of new products and services, has built a platform for continued growth.

It is also important to point out that the dramatic increases in gross profit and operating income margins were due to operating efficiencies gained through the use of automation, tight expense control, and the leverage that resulted from increasing manufacturing volume.

Our third quarter results are strong and reflect contributions from all sectors of our business.  We look forward to continued organic growth in all business units along with the compound benefit of industry leading operating metrics.”

William J. Motto, Chairman and Chief Executive Officer, commented, “We are well on our way to another record setting fiscal year of double-digit sales and earnings growth.  The outlook for fiscal 2008 appears very favorable, and as is our custom, we will provide sales and earnings guidance in August.  Following our well established dividend policy, we will likely be recommending another increase in the cash dividend rate to our Board of Directors following receipt of the fiscal 2007 audited financial statements.  To date, we have increased our regular cash dividend rate sixteen times during the past seventeen years and we continue to believe this is an important element for maximizing shareholder value.  Moving forward, we intend to continue sales and earnings growth, profitability and cost control, maintaining a conservative balance sheet and strong financial condition, and exploring external growth opportunities through carefully selected acquisitions.  We are pleased that the share price of our common stock has reached a new all time high as investors have reacted favorably to our recent stock split, reported operating results, and increased guidance.  Although a highly positive development, investors should keep in mind that the tax benefit described in this press release is non-recurring.  Our current and future earnings guidance will continue to exclude this tax benefit so investors can make accurate apples-to-apples comparisons.  I look forward to reporting more good news following the September 30 fiscal year-end.”

NON-GAAP FINANCIAL MEASURES

In this press release we have provided information on net earnings, basic earnings per share, and diluted earnings per share excluding the tax benefit noted above.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the favorable impact of a discrete material item that is not expected to recur in the future; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the tax benefit noted above, in the tables below for the three and nine-month periods ended June 30, 2007.

GAAP TO NON-GAAP RECONCILIATION TABLES

Three Months June 30,	Nine Months June 30,

Net Earnings –	2007	2006	2007	2006

U.S. GAAP basis	$8,804	$4,862	$20,249	$13,547

Tax benefit not expected to recur in the future	(2,425)	-	(2,425)	-

Excluding tax benefit	$6,379	$4,862	$17,824	$13,547

Three Months June 30,	Nine Months June 30,

Net Earnings per Basic Common Share -	2007	2006	2007	2006

U.S. GAAP basis	$0.22	$0.12	$0.51	$0.35

Tax benefit not expected to recur in the future	(0.06)	-	(0.06)	-

Excluding tax benefit	$0.16	$0.12	$0.45	$0.35

Three Months June 30,	Nine Months June 30,

Net Earnings per Diluted Common Share -	2007	2006	2007	2006

U.S. GAAP basis	$0.22	$0.12	$0.50	$0.34

Tax benefit not expected to recur in the future	(0.06)	-	(0.06)	-

Excluding tax benefit	$0.16	$0.12	$0.44	$0.34

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update any forward-looking statements.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can change expected results.  One of Meridian’s main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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